Exhibit 99.1

FOR IMMEDIATE RELEASE

ABERDENE MINES ANNOUNCES FURTHER RESULTS FROM ITS
NEW YORK CANYON EXPLORATION PROGRAM

Las Vegas, Nevada, November 16, 2005, Aberdene Mines Limited (the 'Company' or 'Aberdene') (OTCBB: ABRM) is pleased to announce the continuing results from the New York Canyon project located in the southeastern portion of Mineral County, Nevada, thirty miles east of the county of Hawthorne.

New York Canyon Exploration Results

The Company received positive assay results from an additional seven holes completed on the Longshot Ridge ("LSR") oxide zone, with additional holes still awaiting assay results. (Results are listed below)

As indicated in previous press releases, the current drill program is designed to validate results from past exploration work. The Company has recently acquired a significant amount of historic data previously collected from the LSR. This data appears to correspond well with recent results, thereby allowing the current drill program to focus on expanding zones of mineralization rather than duplicating existing results. The Company feels that with suitable correlation the historic data will be incorporated into the commissioned NI 43-101 compliant technical report. Two drill rigs have completed testing on the Longshot Ridge ("LSR") zone which is predominantly copper oxide mineralization, consisting mainly of chrysocolla, with lesser amounts of malachite, copper wad and azurite mineralization. The LSR zone is amenable to open pit mining and heap leach (SX-EW) extraction.

Results for seven holes are as follows ("c" designates a diamond drill core hole):

Drill Hole #05-7c - (this core hole is centrally located on LSR and was drilled to confirm results in hole 92-6)

From(ft)	To (ft)	Length (ft)	Cu%
22	305	283	0.773
including 150	180	30	2.861
and 220	265	45	1.440

Drill Hole #05-19 - (This RC hole is located approximately 100 feet southeast of 05-7c in the central portion of LSR)

From(ft)	To (ft)	Length (ft)	Cu%
135	260	125	0.404

Drill Hole#05-20 - (A hole drilled to test mineralization to the southwest of LSR, this area remains untested to the west)

From(ft)	To (ft)	Length (ft)	Cu%
30	100	70	0.539

Drill Hole #05-21c - (This core hole, was drilled as a confirmation hole beside hole 92-14 in the central portion of LSR)

From(ft)	To (ft)	Length (ft)	Cu%
50	235	185	0.406

Drill Hole #05-22 - (drilled approximately 150 feet northwest of 05-20 in the southern area of LSR)

From(ft)	To (ft)	Length (ft)	Cu%
100	120	20	0.262

Drill Hole #05-23 - (An RC hole on the western edge of LSR, results pending)

Drill Hole #05-24 - (An infill hole between 92-23 and 05-25)

From(ft)	To (ft)	Length (ft)	Cu%
0	70	70	0.290
including 35	70	35	0.382

Drill Hole #05-25 - (An infill hole along the southern portion of LSR)

From(ft)	To (ft)	Length (ft)	Cu%
0	80	80	0.383
including 35	80	45	0.529

A total of 8 core holes and 28 RC holes totaling 14,896 feet have been completed on the New York Canyon project this year. The drill program was designed to provide confirmation of historic drill results, expand the known zones of mineralization at the LSR deposit and provide mineralized material for initiating metallurgical test work. Results from the remaining drill holes and metallurgical studies will be announced as they are received.

For further information on Aberdene Mines Limited please visit our website at www.aberdenemines.com.

About Aberdene Mines Ltd.

Aberdene's New York Canyon Property is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 8,926 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The deposit, which is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne, hosts significant oxide and sulphide copper bearing mineralization outlined by past historic work on the property. Aberdenes current planned program is designed to validate and enlarge the previously outlined resource to enable it to meet the requirements for a subsequent NI 43-101 report to commence later this year.

Aberdene has successfully completed its first year commitment to acquire 100% of the New York Canyon project from Nevada Sunrise LLC, and the current program is expected to complete the second year work commitment prior to year end.

On behalf of the Board of Directors,

ABERDENE MINES LTD.
Brent Jardine, President
###

For more information contact:
Brent Jardine, President
jardine@aberdenemines.com
T: (800) 430-4034

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.